Exhibit 4.8

ANNUAL GRANT

ENERGY XXI GULF COAST, INC.

2016 LONG TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT
ANNUAL GRANT SETTLEMENT ELECTION FORM

Please complete this Annual Grant Settlement Election Form (this “Form”) and return a signed copy to the [_____] of Energy XXI Gulf Coast, Inc. (the “Company”). Any capitalized terms used but not defined in this Form shall have the meaning set forth in the Energy XXI Gulf Coast, Inc. 2016 Long Term Incentive Plan (the “Plan”), the Restricted Stock Unit Agreement (the “Award Agreement”), or the applicable Notice of Grant (the “Notice of Grant”).

Name:

NOTE: This Form relates to your annual award of Restricted Stock Units (the “Annual Award”). You are eligible to participate in the non-qualified deferred compensation plan (within the meaning of the Nonqualified Deferred Compensation Rules) pursuant to which you may defer the settlement of Restricted Stock Units. You may complete and return this Form any time prior to January 31, 2017; however, if you wish to defer the settlement of the Second Tranche of the Annual Award you must return the Form no later than the Date of Grant of the Annual Award (January 17, 2017). If you return this Form after the Date of Grant of the Annual Award but prior to January 31, 2017 you may only defer a pro-rata portion of the Second Tranche of the Annual Award calculated by multiplying the number of Restricted Stock Units included in the Second Tranche of the Annual Award by a fraction, the numerator of which is the number of days from the date of your election through January 31, 2018 and the denominator of which is the total number of days from the Date of Grant of the Annual Award (January 17, 2017) until January 31, 2018. If you do not wish to make a deferral election, no action is required on your part and the Second Tranche of the Annual Award will be settled at the time specified in your Award Agreement and Notice of Grant.

1.	Settlement of Restricted Stock Units

Irrespective of your election below, the Restricted Stock Units will continue to be subject to the terms of the Plan, the Award Agreement, and the Notice of Grant for the Annual Award in addition to this Form. In order to defer the settlement of the Second Tranche of the Annual Award you must sign this form and return it to the Company.

Recognizing that such election is contingent in all respects upon the prior vesting of the Second Tranche of the Annual Award, I hereby irrevocably elect to receive the Stock and any Dividend Equivalents issuable pursuant to the Second Tranche of the Annual Award upon the earliest to occur of (i) a Change of Control (as defined in the Plan) or (ii) my “separation from service” within the meaning of the Nonqualified Deferred Compensation Rules (as defined in the Plan and subject to any limitations described in my Notice of Grant or Award Agreement).

2.	Signature

I understand that my right to settlement of the Stock and Distribution Equivalents pursuant to the Award Agreement and Notice of Grant is subject to the rights of the Company’s creditors in the event of the Company’s insolvency. I further understand that this Form will be effective upon the later of (i) the Date of Grant of the Annual Award and (ii) receipt of this Form by the Company and, once effective, shall be irrevocable.

By executing this Form, I hereby acknowledge my understanding of and agreement with the terms and provisions set forth in this Form, the Plan, the Award Agreement, and the Notice of Grant.

DIRECTOR	ENERGY XXI GULF COAST, INC.

By:	By:

Name:	Name:

Date:	Title:

Date:

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